Exhibit 10.4

AMENDMENT NO. 2 TO
EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment No. 2 (the “Amendment”) to Executive Employment Agreement (the “Agreement”) is effective as of December 23, 2008, by and between Micromet, Inc. (hereinafter the “Company”) and Barclay Phillips (hereinafter “Executive”)  Capitalized terms used but not defined in the Amendment shall have the meanings given to them in the Agreement.

BACKGROUND

The parties hereto have entered into that certain Executive Employment Agreement dated as of August 30, 2008, as amended (the “Agreement”), and deem it to be in their respective best interests to amend the Agreement as provided below.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.           Section 2.4 shall be amended and restated to read in full as follows:

“2.4   Insurance.  The Company will reimburse Executive for the cost of his life insurance in place as of the date of this Agreement, and his long term disability insurance in place as of the date of this Agreement (and any increase in coverage of such insurance or supplemental long term disability insurance entered into after the effective date of this Amendment and approved by the Company), or corresponding insurance coverage by different insurers at comparable or lesser cost. In addition, the Company will have the right to take out life, health, accident, “key-man” or other insurance covering Executive, in the name of the Company and at the Company’s expense and for the Company’s benefit, in any amount deemed appropriate by the Company.  Executive will assist the Company in obtaining such insurance, including, without limitation, submitting to any required examinations and providing information and data required by insurance companies.”

2.           Section 2.6(c)(iii) shall be amended and restated to read in full as follows:

“(iii)   If this Agreement is terminated by the Company without Cause or by Executive for Good Reason within six (6) months prior to or twenty-four (24) months following a Change of Control, all of Executive’s outstanding unvested Stock Awards will be automatically vested and exercisable on the later of the date of termination or the Change of Control.  If any such unvested Stock Awards have been terminated, the Company will make a cash payment to the Executive, no later than ten (10) days after the effective date of the Change of Control, equal to the economic value of the terminated Stock Award to Executive at the time of the Change of Control (calculated for stock options as the difference between the exercise price of the option and the fair market value of the shares underlying the option at the time of the Change of Control, and for stock awards as the fair market value of the shares at the time of the Change of Control less any amounts paid to Executive for the repurchase of such shares).”

2.           Section 7 shall be amended and restated to read in full as follows:

“7.           Release

As a condition precedent to receipt of any Severance Benefits, Executive will provide the Company with an executed and effective general release substantially in the form attached hereto as Exhibit B (the “Release”), or a release in such other form as the parties may agree upon at the time.  Such Release must be executed and delivered to the Company by no later than forty-five (45) days after the date of Executive’s termination from employment, and Executive shall not be entitled to any Severance Benefits if he delivers the Release after that time.”

3.           Section 10.5 shall be amended and restated to read in full as follows:

“10.5   Surviving Clauses.  Sections 2.6(c), 3, 5, 6, 7, 8, 9 and 10 (including the definitions of any defined terms referenced therein) will survive any termination or expiration of this Agreement.”

4.           The following Section 10.14 shall be added:

“Section 10.14   Application of Section 409A.

(a)   Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) shall not commence in connection with Executive’s termination of employment unless and until the Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to Executive without causing him to incur the additional 20% tax under Section 409A.

(b)   If the Company (or, if applicable, the successor entity thereto) determines that any severance payments constitute “deferred compensation” under Section 409A and Executive is, on the termination of service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the severance payments shall be delayed until the earlier to occur of: (i) the date that is six months and one day after Executive’s Separation From Service, or (ii) the date of Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”).  On the Specified Employee Initial Payment Date, the Company (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the severance payments that Executive would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the severance payments had not been so delayed pursuant to this Section and (B) commence paying the balance of the severance pay in accordance with the applicable payment schedules set forth in this Agreement.

(c)   To the extent that any cash payment for which the Company or its successor may become obligated to pay under Section 2.6(c)(iii) above is deferred compensation for purposes of Section 409A, then the definition of Change of Control for purposes of triggering a payment to Executive under that provision shall be limited to those events that constitute “change in control events” as specified in Treasury Regulation 1.409A-3 if necessary to avoid the imposition of the additional 20% tax under section 409A.

(d)   The Company’s obligations to make any reimbursements or provide in-kind benefits to Executive shall be subject to the following restrictions: (a) Executive must provide documentation of any reimbursable expenses in accordance with the Company’s then existing policies and procedures, (b) the expenses paid or reimbursed by the Company in one calendar year shall not affect the expenses paid or reimbursed in another calendar year, and (c) the reimbursement for any expenses shall be made within a reasonable period of time following the date on which the Company receives written documentation of the expense, provided that all expenses will be reimbursed on or before the last day of the calendar year following the calendar year in which the expense was incurred.”

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

Micromet, Inc.

By:	/s/ CHRISTIAN ITIN

Name	Christian Itin

Title:	President & CEO

Barclay Phillips

/s/ BARCLAY PHILLIPS